SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 10, 2010
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address, of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s Telephone number including area code)
N/A

(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.
          On February 10, 2010, the Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Forrester Research, Inc. (the “Company”) adopted the Forrester Research, Inc. Executive Cash Incentive Plan (the “Plan”). The Committee will administer and have final authority on all matters relating to the Plan. All of the Company’s executive officers are eligible to participate in the Plan.
          Under the Plan, each participant is assigned an annual target bonus amount. Bonus payouts under the Plan will be based on company performance, the level of which is set annually based on a matrix derived from the Company’s approved operating plan for the applicable Plan year, modified upward or downward for team performance goals and individual performance goals. Team and individual performance goals, and the weightings attributable to each such goal, are assigned by the Committee to each Plan participant each year. Performance relative to each team and individual goal will be scored on a scale of 0.00 to 1.50, with a score of 1.00 representing target performance. Bonuses, if any, will be determined and paid after the close of each Plan year, but in no event later than March 15 of the succeeding year.
          The target bonuses for 2010 for the named executive officers are as follows:

Charles Rutstein, Chief Operating Officer:	$144,000
Michael Doyle, Chief Financial Officer and Treasurer:	$135,000
Julie Meringer, Managing Director, IT Client Group:	$108,000
Dennis Van Lingen, Managing Director M&S Client Group and Chief EMEA Officer:	€80,610
          The target bonus for 2010 for George F. Colony, our chairman and chief executive officer, will be reviewed and set by the Committee during the first quarter of 2010. For 2009, Mr. Colony’s target bonus was $200,000.
          Under the Plan, the Committee has the discretion to approve the payment of additional or alternative cash bonuses to participants.
          The preceding description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 hereto.
Item 9.01 Financial Statements and Exhibits
                (d) Exhibits
10.1   Forrester Research, Inc. Executive Cash Incentive Plan

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.
By	/s/ Gail S. Mann
	Name:	Gail S. Mann
	Title:	Chief Legal Officer and Secretary

Date: February 17, 2010

Exhibit Index

Exhibit	Description	Page
10.1	Forrester Research, Inc. Executive Cash Incentive Plan	5